EXHIBIT 99.2

July 28, 2000


Contact:
Investors:        Susan Carr        (704) 386-8059
                  Kevin Stitt       (704) 386-5667
Media:            Bob Stickler      (704) 386-8465


        Bank of America Announces Investment, Productivity Initiatives


CHARLOTTE, July 28, 2000 -- Bank of America today outlined a series of productivity and investment initiatives designed to strengthen revenue growth, support earnings momentum and improve the experience that customers have whenever and wherever they touch the company.

As part of these initiatives, the company will eliminate between 9,000 and 10,000 positions mostly during the next 12 months, in order to reallocate resources. The principal focus of these reductions will be in middle and senior management and positions eliminated as a result of process improvements. These reductions will take place across the company's franchise. The company now employs about 150,000 people.

"We have been saying for some time that our days of growth by merger and acquisition are behind us," said Chairman and Chief Executive Officer Hugh L. McColl, Jr. "For the most part, our merger transition work also is behind us. We have successfully built a company with unlimited potential. To date, despite our many successes in individual businesses, we have not made the degree of progress we would like toward realizing that potential. We've assembled the right parts, but after years of additions, our resulting structure is neither as efficient, nor as effective as it needs to be. We're going to fix it in order to take advantage of our revenue opportunities."


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"Our challenge now is to shape this organization, taking full advantage of what we've created in order to deliver superior value for our customers and shareholders," said President and Chief Operating Officer Kenneth D. Lewis. "That means investing capital wisely. It means working smarter, organizing around customers and tailoring our products to meet their needs." To that end, Lewis said the company plans a number of investment initiatives to support its best growth opportunities. Examples include:

o Directing an additional $70 million for e-commerce initiatives during the next six months.

o Accelerating the introduction of Internet technologies into banking offices and call centers.

o Investing in asset management, including opening 10 private banking offices in high-potential markets such as California.

o Accelerating investments in the card and payment businesses.

o Investing $25 million more this year than planned for brand development.

o Speeding up development of the investment banking platform in the United States, Europe and Asia.

Lewis also announced steps to boost productivity. First, he said, the company intends to eliminate management layers, giving top executives more direct responsibility for customer service. Second, it will overhaul processes and organizational structures to simplify and expedite banking transactions for customers and deliver financial solutions that lead to profitable relationships. These changes, which are still being designed, could affect everything from credit underwriting procedures to call center technology and are heavily weighted toward enhancing revenue growth.

"Today's initiatives are a good start," Lewis said. "Each year, we plan to improve productivity and reallocate the savings for customer service initiatives and revenue growth opportunities. Improving performance, investing in new technologies and finding better ways of serving the customer are never-ending challenges."


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Vice Chairman and Chief Financial Officer James H. Hance, Jr. said the company plans to take a charge of $300-350 million after-tax in the third quarter, primarily to cover severance costs related to the initiatives announced today. Productivity gains are expected to pay for severance and other related costs in approximately one year.

Hance added that a substantial portion of these savings will be earmarked for reinvestment. He reiterated the company's expectation of 12 to 15 percent operating earnings per share growth in 2000 and 2001, assuming no significant economic slowdown.

Bank of America is the largest bank in the United States. With full-service operations in 21 states and the District of Columbia, it provides financial products and services to 30 million households and two million businesses. The bank also supports business transactions in 190 countries. The company's common stock (ticker: BAC) is listed on the New York, Pacific and London stock exchanges. Certain shares also are listed on the Tokyo Stock Exchange.



                              www.bankofamerica.com


Forward Looking Statements
This press  release  contains  forward-looking  statements  with  respect to the operations of Bank of America, including, without limitation, statements relating to the earnings outlook of the company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities:
(1) projected business increases following process changes and productivity and other investments are lower than expected or do not pay for severance or other related costs as quickly as anticipated; (2) competitive pressure among financial services companies increases significantly; (3) costs or difficulties related to the integration of acquisitions are greater than expected; (4) general economic conditions, internationally, nationally or in the states in which the company does business, are less favorable than expected, (5) changes in the interest rate environment reduce interest margins and affect funding sources; (6) changes in market rates and prices may adversely affect the value of financial products; and (7) legislation or regulatory requirements or changes adversely affect the businesses in which the company is engaged.